Exhibit 99.2

Dan Tinker President & CEO

To: All SRS Distribution Inc. Associates

Re: Announcement of Pending New Vertical

Date: June 30, 2025

Team,

I have big news to share this morning. Home Depot has entered into a deﬁnitive agreement for SRS to acquire GMS Inc., a leading interior building materials distributor serving residential and commercial contractors and home builders. GMS is a company that has long been admired and followed by many at SRS, and in fact our former Chairman, Ron Ross served on their board for many years. Our leadership team is thrilled to announce that GMS will be our ﬁrst new vertical since we partnered with The Home Depot last summer to form their specialty distribution platform for the Pro segment.

GMS is one of the leading distributors of specialty building products including wallboard, ceilings, steel framing, and other complementary products related to residential and commercial construction and remodeling projects. This acquisition expands SRS’s oﬀerings and expertise into a new interiors focused stand-alone vertical underneath the SRS Distribution umbrella similar to Heritage Outdoor and SRS Building Products. It accelerates SRS’s vision of becoming a leading multi-category building materials distributor. GMS brings diﬀerentiated capabilities, product categories, and customer relationships that are highly complementary to SRS’s business today. With over 400 distribution points across 48 states and six Canadian provinces, it also meaningfully expands SRS’s distribution footprint and ﬂeet, including an entry into Canada and becoming an international company. Once completed, the three SRS divisions will operate over 1,200 locations and have a ﬂeet of over 8,000 strong. John “JT” Turner, CEO of GMS, will be a direct report to me and I want to welcome all of the hard-working associates at GMS to the SRS family.

Winning with pro customers is critical to fueling The Home Depot’s next growth chapter, and this addition to the SRS specialty distribution platform will be critical to growing share of wallet and create signiﬁcant cross-selling synergies. Please keep in mind that this acquisition is subject to customary regulatory approvals and has not yet closed. Until it does, The Home Depot (including SRS) and GMS must continue to operate independently and carry on “business as usual” in all respects. In the coming weeks and months, Home Depot and SRS associates should not contact anyone at GMS or comment on the announcement in public forums or online. If you are approached for comment by the press or other third parties, please contact The Home Depot’s Investor Relations or Public Relations team.

I’m looking forward to welcoming JT and the entire GMS team to SRS Distribution and the broader Home Depot family and could not be more excited about this amazing journey we are all on together.

All the best,

SRS Distribution Inc. / 7440 State Highway 121 / McKinney, TX 75070 / 972-547-0537

www.srsdistribution.com

Dan Tinker President & CEO

Additional Information and Where to Find It

The tender oﬀer for all of the outstanding shares of GMS common stock referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an oﬀer to purchase nor a solicitation of an oﬀer to sell securities, nor is it a substitute for the tender oﬀer materials that The Home Depot and its acquisition subsidiary will ﬁle with the Securities and Exchange Commission (the “SEC”) upon the commencement of the tender oﬀer. The solicitation and oﬀer to buy GMS stock will only be made pursuant to an Oﬀer to Purchase and related tender oﬀer materials. At the time the tender oﬀer is commenced, The Home Depot and its acquisition subsidiary will ﬁle a tender oﬀer statement on Schedule TO and thereafter GMS will ﬁle a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender oﬀer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. GMS STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF GMS SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Oﬀer to Purchase, the related Letter of Transmittal and certain other tender oﬀer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of GMS stock at no expense to them. The tender oﬀer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting The Home Depot or GMS. Copies of the documents ﬁled with the SEC by GMS will be available free of charge on GMS’s internet website at https://investor.gms.com. Copies of the documents ﬁled with the SEC by The Home Depot will be available free of charge on The Home Depot’s internet website at https://ir.homedepot.com/ or by contacting The Home Depot’s Investor Relations Department at (770) 384-2871.

In addition to the Oﬀer to Purchase, the related Letter of Transmittal and certain other tender oﬀer documents, as well as the Solicitation/Recommendation Statement, The Home Depot and GMS each ﬁle annual, quarterly and current reports and other information with the SEC. The Home Depot and GMS’s ﬁlings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

SRS Distribution Inc. / 7440 State Highway 121 / McKinney, TX 75070 / 972-547-0537

www.srsdistribution.com